Exhibit 99.1

News Release

Contacts:

Leslie S. Magee

Chief Financial Officer

225-298-5261

lmagee@he-equipment.com

Kevin S. Inda

Vice President of Investor Relations

225-298-5318

kinda@he-equipment.com

H&E Equipment Services Reports Second Quarter 2018 Results

BATON ROUGE, Louisiana — (July 26, 2018) — H&E Equipment Services, Inc. (NASDAQ: HEES) today announced results for the second quarter ended June 30, 2018.

SECOND QUARTER 2018 SUMMARY1

•	Revenues increased 24.5% to $310.4 million versus $249.4 million a year ago. Included in total revenues were $9.8 million from the legacy CEC business (“CEC”) which we acquired on January 1, 2018, and $7.6 million from the legacy Rental Inc. business, which we acquired on April 2, 2018.

•	Net income was $20.8 million in the second quarter compared to net income of $9.9 million a year ago. The effective income tax rate was 25.5% in the second quarter of 2018 and 37.0% in the second quarter of 2017.

•	Adjusted EBITDA increased 28.7% to $101.8 million in the second quarter compared to $79.1 million a year ago, yielding a margin of 32.8% of revenues compared to 31.7% a year ago. CEC contributed EBITDA of $6.2 million with a margin of 63.5% and Rental Inc. contributed EBITDA of $2.5 million with a margin of 33.1%.

•	Rental revenues increased 21.5% to $143.8 million in the second quarter compared to $118.4 million a year ago.

•	New equipment sales increased 50.1% to $68.5 million in the second quarter compared to $45.7 million a year ago.

•	Used equipment sales increased 33.3% to $32.1 million in the second quarter compared to $24.1 million a year ago.

•	Gross margin was 34.8% compared to 35.0% a year ago.

•	Rental gross margins were 49.1% in the second quarter of 2018 compared to 47.6% a year ago.

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H&E Equipment Services Reports Second Quarter 2018 Results

July 26, 2018

•	Average time utilization (based on original equipment cost) was 72.0% compared to 72.2% a year ago. The size of the Company’s rental fleet based on original acquisition cost increased 22.0% from a year ago.

•	Average rental rates increased 2.4% compared to a year ago and 0.7% sequentially.

•	Dollar utilization was 35.4% in the second quarter compared to 34.9% a year ago.

•	Average rental fleet age at June 30, 2018, was 34.2 months compared to an industry average age of 43.6 months.

•	Added nine branches this year with the CEC and Rental Inc. acquisitions, as well as one Greenfield in Aledo, Texas, increasing branch count to 89.

John Engquist, H&E Equipment Services’ chief executive officer, said, “Our second quarter performance was strong as both our rental and distribution businesses achieved significant growth from a year ago. Rental revenues increased 21.5% resulting primarily from high utilization on a significantly larger fleet combined with solid increases in rates. New equipment sales increased 50.1% and were primarily driven by new crane sales and earthmoving sales. We are pleased with the growth opportunities in the industry as well as our efforts to capitalize on these opportunities.”

Engquist concluded, “Our outlook for the balance of this year remains positive as demand in our end-user markets is strong and many industry indicators forecast continued growth in non-residential construction. Increasing the size and scale of our business is a strategic priority, which we expect to achieve through organic growth, acquisitions and Greenfield and warm-start branch expansion.”

FINANCIAL DISCUSSION FOR SECOND QUARTER 2018:

Revenue

Total revenues increased 24.5% to $310.4 million in the second quarter of 2018 from $249.4 million in the second quarter of 2017. Equipment rental revenues increased 21.5% to $143.8 million compared with $118.4 million in the second quarter of 2017. CEC contributed $8.7 million in rental revenue and Rental Inc. contributed $3.4 million in rental revenue during the quarter. New equipment sales increased 50.1% to $68.5 million from $45.7 million a year ago. Used equipment sales increased 33.3% to $32.1 million compared to $24.1 million a year ago. Parts sales increased 1.9% to $30.3 million from $29.7 million in the second quarter of 2017. Service revenues increased 5.3% to $16.8 million compared to $15.9 million a year ago.

Gross Profit

Gross profit increased 23.8% to $108.1 million from $87.3 million in the second quarter of 2017. Gross margin was 34.8% for the quarter ended June 30, 2018, as compared to 35.0% for the quarter ended June 30, 2017. On a segment basis, gross margin on rentals was 49.1% in the second quarter of 2018 compared to 47.6% in the second quarter of 2017. On average, rental rates were 2.4% higher than rates in the second quarter of 2017. Time utilization (based on original equipment cost) was 72.0% in the second quarter of 2018 compared to 72.2% a year ago.

Gross margins on new equipment sales were 10.7% in the second quarter compared to 11.4% a year ago. Gross margins on used equipment sales increased to 32.3% compared to 29.5% a year ago. Gross margins on parts sales were 27.6% in the second quarter of 2018 compared to 26.9% in the second quarter of 2017. Gross margins on service revenues were 65.7% for the second quarter of 2018 compared to 66.6% in the second quarter of 2017.

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H&E Equipment Services Reports Second Quarter 2018 Results

July 26, 2018

Rental Fleet

At the end of the second quarter of 2018, the original acquisition cost of the Company’s rental fleet was $1.7 billion, an increase of $301.7 million from the end of the second quarter of 2017. Dollar utilization was 35.4% compared to 34.9% for the second quarter of 2017.

Selling, General and Administrative Expenses

SG&A expenses for the second quarter of 2018 were $69.0 million compared with $59.8 million the prior year, a $9.2 million, or 15.4%, increase. SG&A expenses in the second quarter of 2018 as a percentage of total revenues were 22.3% compared to 24.0% a year ago. The increase in SG&A was largely attributable to higher labor, wages, incentives and other employee benefits costs of $7.5 million. SG&A expenses related to the legacy CEC’s operations for the quarter were $1.8 million. Also, our results for the second quarter of 2018 included three months of legacy Rental Inc.’s operations totaling $1.5 million in SG&A expenses. SG&A expenses also include $0.8 million of amortization of intangibles associated with the purchase price allocations of CEC and Rental Inc. Expenses related to Greenfield branch expansions increased $1.0 million compared to a year ago.

Income from Operations

Income from operations for the second quarter of 2018 increased 50.3% to $43.1 million, or 13.9% of revenues, compared to $28.7 million, or 11.5% of revenues, a year ago.

Interest Expense

Interest expense was $15.7 million for the second quarter of 2018 compared to $13.4 million a year ago.

Net Income

Net income was $20.8 million, or $0.58 per diluted share, in the second quarter of 2018 compared to net income of $9.9 million, or $0.28 per diluted share, in the second quarter of 2017. Our effective income tax rate was 25.5% in the second quarter of 2018 compared to 37.0% in the year ago period.

Adjusted EBITDA

Adjusted EBITDA for the second quarter of 2018 increased 28.7% to $101.8 million compared to $79.1 million in the second quarter of 2017. Adjusted EBITDA as a percentage of revenues was 32.8% compared with 31.7% in the second quarter of 2017.

Non-GAAP Financial Measures

This press release contains certain Non-GAAP measures (EBITDA and Adjusted EBITDA). Please refer to our Current Report on Form 8-K for a description of these measures and of our use of these measures. These measures as calculated by the Company are not necessarily comparable to similarly titled measures reported by other companies. Additionally, these Non-GAAP measures are not a measurement of financial performance or liquidity under GAAP and should not be considered as alternatives to the Company’s other financial information determined under GAAP.

[1]	Rate information for the second quarter of 2018 included in this press release does not include the impact of legacy Rental Inc. operations. This data is expected to be available and included in future disclosures beginning with the period ending September 30, 2018.

Conference Call

The Company’s management will hold a conference call to discuss second quarter results today, July 26, 2018 at 10:00 a.m. (Eastern Time). To listen to the call, participants should dial 786-789-4797 approximately 10 minutes prior to the start of the call. A telephonic replay will become available after 1:00 p.m. (Eastern Time) on July 26, 2018, and will continue through August 4, 2018, by dialing 719-457-0820 and entering the confirmation code 2356501.

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H&E Equipment Services Reports Second Quarter 2018 Results

July 26, 2018

The live broadcast of the Company’s quarterly conference call will be available online at www.he-equipment.com on July 26, 2018, beginning at 10:00 a.m. (Eastern Time) and will continue to be available for 30 days. Related presentation materials will be posted to the “Investor Relations” section of the Company’s web site at www.he-equipment.com prior to the call. The presentation materials will be in Adobe Acrobat format.

About H&E Equipment Services, Inc.

The Company is one of the largest integrated equipment services companies in the United States with 89 full-service facilities throughout the West Coast, Intermountain, Southwest, Gulf Coast, Mid-Atlantic and Southeast regions. The Company is focused on heavy construction and industrial equipment and rents, sells and provides parts and services support for four core categories of specialized equipment: (1) hi-lift or aerial platform equipment; (2) cranes; (3) earthmoving equipment; and (4) industrial lift trucks. By providing equipment rental, sales, on-site parts, repair and maintenance functions under one roof, the Company is a one-stop provider for its customers’ varied equipment needs. This full service approach provides the Company with multiple points of customer contact, enabling it to maintain a high quality rental fleet, as well as an effective distribution channel for fleet disposal and provides cross-selling opportunities among its new and used equipment sales, rental, parts sales and services operations.

Forward-Looking Statements

Statements contained in this press release that are not historical facts, including statements about H&E’s beliefs and expectations, are “forward-looking statements” within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations are forward-looking statements. Statements containing the words “may”, “could”, “would”, “should”, “believe”, “expect”, “anticipate”, “plan”, “estimate”, “target”, “project”, “intend”, “foresee” and similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following: (1) general economic conditions and construction and industrial activity in the markets where we operate in North America; (2) our ability to forecast trends in our business accurately, and the impact of economic downturns and economic uncertainty in the markets we serve; (3) the impact of conditions in the global credit and commodity markets and their effect on construction spending and the economy in general; (4) relationships with equipment suppliers; (5) increased maintenance and repair costs as we age our fleet and decreases in our equipment’s residual value; (6) our indebtedness; (7) risks associated with the expansion of our business and any potential acquisitions we may make, including any related capital expenditures, or our inability to consummate such acquisitions; (8) our possible inability to integrate any businesses we acquire; (9) competitive pressures; (10) security breaches and other disruptions in our information technology systems; (11) adverse weather events or natural disasters; (12) compliance with laws and regulations, including those relating to environmental matters and corporate governance matters; and (13) other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release. These statements are based on the current beliefs and assumptions of H&E’s management, which in turn are based on currently available information and important, underlying assumptions. H&E is under no obligation to publicly update or revise any forward-looking statements after this press release, whether as a result of any new information, future events or otherwise. Investors, potential investors, security holders and other readers are urged to consider the above mentioned factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.

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H&E Equipment Services Reports Second Quarter 2018 Results

July 26, 2018

H&E EQUIPMENT SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

(Amounts in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenues:
Equipment rentals	$143,829	$118,370	$273,190	$225,687
New equipment sales	68,539	45,669	115,032	79,943
Used equipment sales	32,140	24,106	56,993	52,969
Parts sales	30,281	29,725	58,432	56,725
Service revenues	16,788	15,944	31,824	31,024
Other	18,787	15,549	35,375	29,843

Total revenues	310,364	249,363	570,846	476,191

Cost of revenues:
Rental depreciation	51,171	41,838	97,640	82,741
Rental expense	22,073	20,162	43,345	38,536
New equipment sales	61,226	40,450	102,071	70,831
Used equipment sales	21,772	17,002	38,709	36,863
Parts sales	21,931	21,722	42,548	41,158
Service revenues	5,752	5,332	10,802	10,331
Other	18,336	15,517	35,043	30,719

Total cost of revenues	202,261	162,023	370,158	311,179

Gross profit	108,103	87,340	200,688	165,012

Selling, general, and administrative expenses	69,046	59,807	134,926	117,125
Merger costs	68	—	220	—
Gain on sales of property and equipment, net	4,114	1,135	4,887	2,106

Income from operations	43,103	28,668	70,429	49,993

Interest expense	(15,693)	(13,373)	(30,346)	(26,605)
Other income, net	459	373	854	810

Income before provision for income taxes	27,869	15,668	40,937	24,198

Provision for income taxes	7,098	5,790	10,688	8,930

Net income	$20,771	$9,878	$30,249	$15,268

NET INCOME PER SHARE
Basic – Net income per share	$0.58	$0.28	$0.85	$0.43

Basic – Weighted average number of common shares outstanding	35,634	35,473	35,613	35,469

Diluted – Net income per share	$0.58	$0.28	$0.84	$0.43

Diluted – Weighted average number of common shares outstanding	35,906	35,631	35,893	35,626

Dividends declared per common share	$0.275	$0.275	$0.55	$0.55

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H&E Equipment Services Reports Second Quarter 2018 Results

July 26, 2018

H&E EQUIPMENT SERVICES, INC.

SELECTED BALANCE SHEET DATA (unaudited)

(Amounts in thousands)

	June 30,	December 31,
	2018	2017
Cash	$9,579	$165,878
Rental equipment, net	1,090,380	904,824
Total assets	1,699,648	1,467,717
Total debt (1)	1,083,492	951,486
Total liabilities	1,470,292	1,250,924
Stockholders’ equity	229,356	216,793
Total liabilities and stockholders’ equity	$1,699,648	$1,467,717

(1)	Total debt consists of the aggregate amounts outstanding on the senior secured credit facility, senior unsecured notes and capital lease obligations.

H&E EQUIPMENT SERVICES, INC.

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Amounts in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net income	$20,771	$9,878	$30,249	$15,268
Interest expense	15,693	13,373	30,346	26,605
Provision for income taxes	7,098	5,790	10,688	8,930
Depreciation	57,372	47,858	109,725	94,856
Amortization of intangibles	780	—	1,485	—

EBITDA	$101,714	$76,899	$182,493	$145,659

Merger costs	68	2,200	220	2,200

Adjusted EBITDA	$101,782	$79,099	$182,713	$147,859

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